Exhibit 99.1

Avago Technologies Announces $0.25 Interim Dividend

SAN JOSE, Calif. and SINGAPORE – December 11, 2013 – Avago Technologies Limited (Nasdaq: AVGO), a leading supplier of analog interface components for communications, industrial and consumer applications, today announced that its Board of Directors has approved a quarterly, interim cash dividend of $0.25 per ordinary share.

The dividend is payable on December 31, 2013 to shareholders of record at the close of business (5:00 p.m.) Eastern Time on December 20, 2013.

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Avago’s product portfolio is extensive and includes thousands of products in three primary target markets: wireless communications, wired infrastructure and industrial & other.

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Contacts:

Bin Jiang

Investor Relations

+1 408 435 7400

investor.relations@avagotech.com